Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-167982) of Government Properties Income Trust and in the related Prospectus of our report dated February 21, 2013 (except Note 4, as to which the date is July 12, 2013) with respect to the consolidated financial statements and schedule of Government Properties Income Trust included in this Current Report (Form 8-K) dated July 12, 2013.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 12, 2013